UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 26, 2007

Torbay Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25417	52-2143186
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2967 Michelson Dr Ste G444, Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 26, 2007, the Company issued to Nutmeg/Mercury Funding, LLLP, (the “September 2007 Note”) which superseded a term promissory note dated May 11, 2007 issued by the Company to Nutmeg (the “May 2007 Note”)

The May 2007 Note was issued by the Company to evidence the $60,000 loan made by Nutmeg to the Company on May 11, 2007 in order to provide the Company with interim working capital while it explored alternative financing opportunities. The May 2007 Note provided that the outstanding principal of the note would bear interest at the rate of 18% per annum interest . The May 2007 Note also provided for a default interest rate at the highest rate provided by law which was effectively 30% compounded daily. The principal and accrued interest on the May 2007 Note were convertible into the Company’s common stock at a rate which equaled the lesser of three share price formulas, the lowest of which was effectively $.002 per share since May 11, 2007. Until it was superseded and the default cured by the issuance of the September 2007 Note, the May 2007 Note had been in default since June 11, 2007.

The September 2007 Note is in the principal amount of $60,000 and provides that (a) as of September 26, 2007 an aggregate of $6,223.56 had accrued on the note, (b) effective September 26, 2007 all outstanding principal of the shall bear interest at the rate 12.5% per annum, (c) all principal and accrued interest on the note shall be payable on May 11, 2009 and (d) all principal and accrued interest on the note may be converted at the option of the holder into common stock of the Company at the rate of one share for each $.002 of principal and interest converted..

Item 3.03 Material Modification to Rights of Security Holders.

As described in Item 1.01 above, on September 26, 2007, the Company issued to Nutmeg/Mercury, LLLP the September 2007 Note which superseded the May 2007 Note issued by the Company.. The September 2007 Note reduced the interest rate to 12.5% per annum effective on September 26, 2007, has a maturity date of May 11, 2009, and fixed the conversion rate at one share of common stock for each $.002 of principal and interest converted. .

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	September 2007 Note issued by the Company to Nutmeg/Mercury Funding LLLP.*

* Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torbay Holdings, Inc.

Date: October 2, 2007	By:	/s/ Richard K. Lauer
Name: Richard K. Lauer
President and Chief Executive Officer